UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 2)

                           Quest Resource Corporation
                           --------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    748349107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                               ---------------------

CUSIP No.  748349107                     13G               Page  2   of  6 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Third Point LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,973,076
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,973,076
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,973,076
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.9%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

----------------------------                               ---------------------

CUSIP No.  748349107                     13G               Page  3   of  6 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Daniel S. Loeb
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,973,076
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,973,076
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,973,076
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.9%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

----------------------------                               ---------------------

CUSIP No.  748349107                     13G               Page  4   of  6 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Third Point Offshore Fund, Ltd.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,234,076
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,234,076
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,234,076
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

Item 4:     Ownership:
------      ---------

Item 4 of this Schedule 13G is hereby amended by deleting the entirety of the text thereof and replacing it with the following:

     A. Third Point LLC
        ---------------
         (a)  Amount beneficially owned: 1,973,076
         (b) Percent of class: 8.9%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon a total of 22,056,363 shares of Common Stock issued and outstanding as of November 14, 2005, as reflected in the Company's Current Report on Form 8-K dated November 14, 2005.
         (c)  Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 1,973,076
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 1,973,076

     B. Daniel S. Loeb
        --------------
         (a)  Amount beneficially owned: 1,973,076
         (b)  Percent of class: 8.9%.
         (c)  Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 1,973,076
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 1,973,076

     C. Third Point Offshore Fund, Ltd.
        ------------------------------

         (a)  Amount beneficially owned: 1,234,076
         (b)  Percent of class: 5.6%.
         (c)  Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 1,234,076
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 1,234,076


Item 10: Certification:
-------  -------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 10, 2006



                                     THIRD POINT LLC


                                     By: /s/ Daniel S. Loeb
                                         ---------------------------------------
                                         Name:  Daniel S. Loeb
                                         Title: Chief Executive Officer



                                     /s/ Daniel S. Loeb
                                     -------------------------------------------
                                     Daniel S. Loeb



                                     THIRD POINT OFFSHORE FUND, LTD.


                                     By: /s/ Daniel S. Loeb
                                         ---------------------------------------
                                         Name:  Daniel S. Loeb
                                         Title: Director



       [SIGNATURE PAGE TO AMENDMENT NO. 2 TO SCHEDULE 13G WITH RESPECT TO
                           QUEST RESOURCE CORPORATION]